                                                                 EXHIBIT (A)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                         TOTAL CONTROL PRODUCTS, INC.

                                      AT

                             $11.00 NET PER SHARE

                                      BY

                              ORION MERGER CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                    GE FANUC AUTOMATION NORTH AMERICA, INC.

                                      AND
                   AN INDIRECT MAJORITY OWNED SUBSIDIARY OF
                           GENERAL ELECTRIC COMPANY

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 28, 1998,
                         UNLESS THE OFFER IS EXTENDED.


  THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 22, 1998 (THE "MERGER AGREEMENT"), AMONG GE FANUC AUTOMATION NORTH AMERICA, INC. ("PARENT"), ORION MERGER CORP. (THE "OFFEROR") AND TOTAL CONTROL PRODUCTS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES (AS DEFINED HEREIN) ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  IN CONNECTION WITH THE MERGER AGREEMENT, PARENT AND THE OFFEROR ENTERED INTO SHAREHOLDER AGREEMENTS DATED NOVEMBER 22, 1998 (THE "SHAREHOLDER AGREEMENTS") WITH CERTAIN SHAREHOLDERS OF THE COMPANY WHO BENEFICIALLY OWN APPROXIMATELY 41.5% OF THE SHARES THAT ARE OUTSTANDING ON A FULLY DILUTED BASIS. PURSUANT TO THE SHAREHOLDER AGREEMENTS, SUCH SHAREHOLDERS HAVE AGREED, AMONG OTHER THINGS, TO TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER. PARENT AND THE COMPANY HAVE ALSO ENTERED INTO A STOCK OPTION AGREEMENT DATED NOVEMBER 22, 1998, PURSUANT TO WHICH, AMONG OTHER THINGS, THE COMPANY HAS GRANTED PARENT AN IRREVOCABLE OPTION TO PURCHASE (THE "OPTION") UP TO 1,598,530 AUTHORIZED AND UNISSUED SHARES, OR SUCH OTHER NUMBER OF SHARES AS EQUALS 19.9% OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES AT THE TIME OF THE EXERCISE OF THE OPTION, AT A PURCHASE PRICE OF $11.00 PER SHARE, EXERCISABLE UPON THE OCCURRENCE OF CERTAIN EVENTS.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST TWO-THIRDS OF THE SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS, (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

                                --------------

                                   IMPORTANT

  Any shareholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

  Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                                --------------

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

November 30, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Introduction.............................................................   1
   1. Terms of the Offer.................................................   3
   2. Acceptance for Payment and Payment for Shares......................   5
   3. Procedure for Tendering Shares.....................................   6
   4. Withdrawal Rights..................................................   8
   5. Certain United States Federal Income Tax Consequences..............   9
   6. Price Range of Shares; Dividends...................................  10
   7. Certain Effects of the Transaction.................................  10
   8. Certain Information Concerning the Company.........................  11
   9. Certain Information Concerning the Offeror, Parent and General
   Electric..............................................................  14
  10. Source and Amount of Funds.........................................  17
  11. Background of the Offer; Past Contacts, Transactions or
   Negotiations with the Company.........................................  17
  12. Purpose of the Offer and the Merger; Plans for the Company.........  19
  13. The Merger Agreement; the Shareholder Agreements; the Option
    Agreement; and Certain Other Agreements..............................  21
  14. Dividends and Distributions........................................  31
  15. Certain Conditions to the Offeror's Obligations....................  31
  16. Certain Legal Matters..............................................  33
  17. Fees and Expenses..................................................  34
  18. Miscellaneous......................................................  34
Annex I. Certain Information Concerning the Directors and Executive
 Officers of General Electric, Parent and the Offeror....................  35

TO THE HOLDERS OF COMMON STOCK OF TOTAL CONTROL PRODUCTS, INC.:

                                 INTRODUCTION

  Orion Merger Corp., an Illinois corporation (the "Offeror"), a wholly owned subsidiary of GE Fanuc Automation North America, Inc., a Delaware corporation ("Parent"), and an indirect majority owned subsidiary of General Electric Company, a New York corporation ("General Electric"), hereby offers to purchase all outstanding shares of Common Stock, no par value (the "Shares"), of Total Control Products, Inc., an Illinois corporation (the "Company"), at a purchase price of $11.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offer is not being made for shares of Class C Exchangeable Common Stock, no par value (the "Class C Taylor Shares"), of Taylor Industrial Software, Inc., a corporation organized under the laws of Alberta and a majority owned subsidiary of the Company ("Taylor"), each of which Class C Taylor Shares is exchangeable for one Share. To participate in the Offer, holders of the Class C Taylor Shares must request retraction of the Class C Taylor Shares for Shares and then tender the Shares received upon retraction pursuant to the Offer. The Offeror will pay all charges and expenses of Norwest Bank Minnesota, N.A. (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") in connection with the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN), APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Adams, Harkness & Hill, Inc. ("AH&H"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated November 22, 1998 that, as of such date and based upon and subject to certain matters set forth in such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's shareholders.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE TWO-THIRDS OF THE SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"),
(II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 22, 1998 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Illinois Business Corporation Act, as amended (the "IBCA"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent and an indirect majority owned subsidiary of General Electric. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by shareholders, if any, who are entitled to and who properly exercise dissenter's rights under the IBCA ("Dissenting Shares")) will be converted into the right to receive from the

Surviving Corporation $11.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain United States federal income tax consequences of the Offer and the Merger.

  In connection with the Merger Agreement, Parent and the Company entered into the Stock Option Agreement dated as of November 22, 1998 (the "Option Agreement"), pursuant to which the Company has granted Parent an irrevocable option to purchase (the "Option") from time to time up to 1,598,530 authorized and unissued Shares, or such other number of Shares as equals 19.9% of the Company's issued and outstanding Shares at the time of the exercise of the Option (the "Company Option Shares"), at a price of $11.00 per share. In addition, the Offeror and Parent entered into a Shareholder Agreement dated as of November 22, 1998 (the "Shareholder Agreements"), with each of the following shareholders of the Company: Nicholas Gihl, A.B. Siemer, Julius Sparacino, Merle Taylor and Neil Taylor (the "Tendering Shareholders"), pursuant to which the Tendering Shareholders have agreed to tender the 3,427,158 Shares owned of record by the Tendering Shareholders and 713,000 Shares issuable to the Tendering Shareholders upon the exercise of options to purchase Shares held by such Tendering Shareholders and the retraction of Class C Taylor Shares owned of record by such Tendering Shareholders (the "Committed Shares"). Pursuant to the Shareholder Agreements, the Tendering Shareholders have also agreed that, among other things, until the Shareholder Agreement Termination Date (as defined herein), such Tendering Shareholders will not transfer the Committed Shares and will vote the Committed Shares in favor of the Merger and against certain competing transactions. The Committed Shares represent approximately 41.5% of the Shares that, as of November 20, 1998, were issued and outstanding on a fully diluted basis.

  The Merger Agreement, the Option Agreement and the Shareholder Agreements are more fully described in Section 13.

  The Merger Agreement provides that, promptly after the Offeror acquires Shares which represent at least the Minimum Condition, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its subsidiaries and the Company shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. However, until the Effective Time, the Board of Directors of the Company shall have at least three directors who were directors on the date of the Merger Agreement and who are not officers of the Company. The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board.

  If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Offeror will own a sufficient number of Shares to ensure that the Merger will be approved. Under the IBCA, if, after consummation of the Offer, the Offeror owns at least 90% of the Shares then outstanding, the Offeror will be able to cause the Merger to occur without a vote of the Company's shareholders. If, however, after consummation of the Offer, the Offeror owns less than 90% of the then outstanding Shares, a vote of the Company's shareholders will be required under the IBCA to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

  The Company has advised the Offeror that as of November 20, 1998, there were
(a) 8,032,818 Shares issued and outstanding, (b) 865,685 Shares reserved for issuance upon the exercise of outstanding employee and director stock options,
(c) 15,000 Shares reserved for issuance pursuant to the Company's Employee Discount Stock Purchase Plan (the "Stock Purchase Plan") for the purchase period ending November 30, 1998, (d) 100,000 Shares reserved for issuance upon the exercise of the Warrant dated October 5, 1997 issued to Kurt Priester (the "Priester Warrant"), (e) 737,112 Shares reserved for issuance upon the exchange of the Class C Taylor Shares and (f) 235,000 Shares reserved for issuance upon the payment of certain contingent consideration pursuant to the acquisition agreement entered into by the Company in connection with its 1997 acquisition of Computer Dynamics, Inc. Based on the foregoing, the Minimum Condition will be satisfied if at least 6,657,077 Shares, or approximately 82.9% of the outstanding Shares as of November 20, 1998 (approximately 66.6% of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and thereby purchase all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, December 28, 1998, unless the Offeror has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

  If the Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on December 28, 1998 (or any other time then set as the Expiration
Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such Shareholder's Shares. See Section 4. Under no circumstances will the Offeror pay interest on the purchase price for tendered Shares whether or not it extends the Offer.

  Under the terms of the Merger Agreement, the Offeror may not, without the consent of the Company, reduce the number of Shares subject to the Offer, reduce the Offer Price, impose any other conditions to the Offer other than the conditions set forth in Section 15 or modify such conditions (other than to waive any such conditions to the extent permitted by the Merger Agreement), extend the Offer (except as described in the next sentence), change the form of consideration payable in the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer and (iii) if all Offer conditions are satisfied or waived but the number of Shares tendered is at least equal to 75%, but less than 90%, of the then outstanding number of Shares, extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (ii) in each case subject to the right of Parent, the Offeror or the Company to terminate the Merger Agreement pursuant to the terms thereof.

  Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to Shareholders, and, if material changes are made with respect to information not materially less significant that the Offer Price and the percentage of securities sought, a minimum ten business day period may be required to allow for adequate dissemination to shareholders and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

  The Company has provided the Offeror with the Company's list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for all, Shares validly tendered and not withdrawn in accordance with
Section 4 prior to the Expiration Date promptly after the later to occur of
(a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance of, or payment for, Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the appropriate letter of transmittal, properly completed and duly executed (or a facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE OFFEROR.

  If any tendered Shares are purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  IF, PRIOR TO THE EXPIRATION DATE, THE OFFEROR INCREASES THE PRICE BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

  The Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing tendered Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or
(ii) for the account of any Eligible Institution. If the certificates are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  If the certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such

Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the Nasdaq National Market ("Nasdaq") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a Book-Entry Confirmation with respect to, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates are received by the Depository or Book-Entry Confirmations with respect to Shares are received into the Depositary's account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT 31% "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST GENERALLY SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares whether or not similar defects or irregularities are waived in the case of other shareholders. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, General Electric, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering shareholder irrevocably appoints designees of the Offeror as such shareholder's agent, attorneys in fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of the shareholder as each such attorney and proxy or his substitute shall in his sole judgment deem proper, with respect to all of the Shares tendered by such shareholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney, proxies and written consents granted by the shareholder at any time with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed by such Shareholder (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of shareholders (whether annual or special or whether or not adjourned) in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to Purchaser that (a) such shareholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the. terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after January 28, 1999. If acceptance of any Shares tendered is delayed for any reason or if the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to and duly exercise withdrawal rights as set forth in this Section 4.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates have been tendered) the name in which the certificates are registered, if different from that of the person who tendered the Shares. If certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the shareholder must submit the serial numbers shown on the certificates evidencing the Shares to be withdrawn to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, General Electric, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change possibly on a retroactive basis. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations, mutual funds and broker-dealers) who might be subject to special rules. This discussion does not discuss the United States federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference (if any) between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). The excess of net long-term capital gains over net short-term capital losses is currently taxed at a maximum rate of 20% for noncorporate taxpayers.

  Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

  In general, cash received in respect of Dissenting Shares will result in the recognition of capital gain or loss to the beneficial owner of such Shares. Any such beneficial owner should consult such owner's tax advisor in that regard.

  Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, the Shares are traded on Nasdaq under the symbol TCPS. The following table sets forth for the periods indicated the reported high and low sales prices for the Shares for the periods indicated.

                                                                   HIGH   LOW
                                                                  ------ ------
      Fiscal Year Ended March 31, 1998:
        First Quarter............................................ $ 8.75 $ 7.00
        Second Quarter...........................................  15.00   8.25
        Third Quarter............................................  15.50  11.63
        Fourth Quarter...........................................  12.25   9.00
                                                                   HIGH   LOW
                                                                  ------ ------
      Fiscal Year Ended March 31, 1999:
        First Quarter............................................ $11.00 $ 8.50
        Second Quarter...........................................  10.00   5.75
        Third Quarter (through November 27, 1998)................  11.50   5.50

  On November 20, 1998, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price per Share on Nasdaq was $9.50. On November 27, 1998, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price per Share on Nasdaq was $10.75. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  The Company has not declared or paid any dividends on the Shares since its initial public offering on March 14, 1997.

7. CERTAIN EFFECTS OF THE TRANSACTION.

  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, and could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company has advised the Offeror that, as of November 20, 1998, there were approximately 60 holders of record and approximately 1,500 beneficial owners of the Shares. The Offeror can not predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

  Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to published guidelines, the Shares would not be eligible for continued inclusion if the Shares fail to substantially meet, among other things, the following standards: (i) 200,000 publicly held Shares, (ii) market value of publicly held Shares of $1 million, and (iii) 400 holders of Shares or 300 holders of Shares of round lots. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Small Cap Market, but if, among other things, the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or if there are not at least two market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the Shares would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held, directly or indirectly, by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

  If the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of the Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% shareholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired, or, with respect to certain persons, eliminated.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although none of the Offeror, Parent or General Electric has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent or General Electric assume any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or General Electric.

  The Company is an Illinois corporation with its principal executive offices located at 2001 North Janice Avenue, Melrose Park, Illinois 60160. The Company designs, develops and markets products and technology for the control segment of the industrial automation market. The Company's products are used to define, monitor and maintain the operation, sequencing and safety of industrial equipment and machinery on the factory floor. These products include closed architecture control and PLC operator interface devices, industrial computers and flat panel monitors and open architecture control software and systems, and are sold primarily through an international network of independent distributors.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                          TOTAL CONTROL PRODUCTS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                        SIX MONTHS ENDED
                                     YEARS ENDED MARCH 31,                SEPTEMBER 30,
                              -------------------------------------  ------------------------
                                 1996         1997         1998         1997         1998
                              -----------  -----------  -----------  -----------  -----------
                                           (AUDITED)                       (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Net sales...................  $25,742,519  $40,820,717  $60,642,026  $24,910,858  $37,832,077
Cost of goods sold..........   15,369,820   20,663,482   27,846,159   10,910,759   18,125,405
                              -----------  -----------  -----------  -----------  -----------
    Gross profit............   10,372,699   20,157,235   32,795,867   14,000,099   19,706,672
                              -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Sales and marketing.......    4,988,962    9,118,421   13,047,932    6,009,795    7,161,690
  Research and development..    1,951,515    3,893,155    5,340,714    2,478,525    3,424,742
  General and
   administrative...........    1,578,607    3,749,021    4,700,221    2,041,207    2,845,991
  Amortization of goodwill..       23,000      320,000    1,156,316      280,800    1,144,743
  Charge for purchased
   research and
   development..............          --     4,893,000      200,000          --           --
  Charge for restructuring..          --           --     1,336,812          --           --
                              -----------  -----------  -----------  -----------  -----------
    Income (loss) from
     operations.............    1,830,615   (1,816,362)   7,013,872    3,189,772    5,129,506
                              -----------  -----------  -----------  -----------  -----------
Other income (expenses):
  Interest, net.............     (189,864)    (582,911)    (462,887)     (66,240)    (589,417)
  Earnings in foreign joint
   venture..................          --        79,425       97,489       45,289       92,355
  Other income (expense),
   net......................       21,489      (57,303)     (21,450)       5,700       43,732
                              -----------  -----------  -----------  -----------  -----------
    Income (loss) before
     income taxes and
     minority interest......    1,662,240   (2,377,151)   6,627,024    3,174,521    4,676,176
Provision for income taxes..      665,000    1,040,000    2,940,000    1,372,000    2,021,000
                              -----------  -----------  -----------  -----------  -----------
    Income (loss) before
     minority interest......      997,240   (3,417,151)   3,687,024    1,802,521    2,655,176
Minority interest in loss of
 subsidiary.................          --     1,852,711      379,956      133,899      281,620
                              -----------  -----------  -----------  -----------  -----------
    Net income..............      997,240   (1,564,440)   4,066,980  $ 1,936,420  $ 2,936,796
                                                                     ===========  ===========
Accretion to redemption
 value of common stock......   (1,606,204)  (9,061,037)         --
                              -----------  -----------  -----------
    Net income (loss)
     available
     to common shareholders.. $  (608,964) (10,625,477) $ 4,066,980
                              ===========  ===========  ===========
Basic net income per share..  $     (0.13) $     (2.15) $      0.55  $      0.28  $      0.37
                              ===========  ===========  ===========  ===========  ===========
Diluted net income per
 share......................  $     (0.13) $     (2.15) $      0.49  $      0.25  $      0.33
                              ===========  ===========  ===========  ===========  ===========
Weighted average number of
 common and common
 equivalent shares
 outstanding:...............
  Basic shares..............    4,647,896    4,947,323    7,389,697    6,916,000    8,006,000
  Plus dilutive effect of
   stock options and Class C
   Exchangeable common stock
   of subsidiary............          --           --       947,412      932,000      842,000
                              -----------  -----------  -----------  -----------  -----------
  Diluted shares............    4,647,896    4,947,323    8,337,109    7,848,000    8,848,000
                              ===========  ===========  ===========  ===========  ===========

                                      MARCH 31,
                         ----------------------------------- SEPTEMBER 30,
                            1996        1997        1998         1998
                         ----------- ----------- ----------- -------------
                                      (AUDITED)               (UNAUDITED)
BALANCE SHEET DATA:
Total current assets.... $11,670,509 $17,565,807 $27,674,701  $34,195,995
Property and equipment,
 net....................   1,435,254   2,393,137   3,885,919    4,621,599
Goodwill................   1,959,523   5,118,212  24,134,357   29,816,694
Total assets............ $15,983,321 $31,462,367 $60,799,339  $73,910,966
                         =========== =========== ===========  ===========
Total current
 liabilities............ $ 4,279,694 $ 6,943,723 $11,475,412  $12,908,078
Total long-term
 liabilities............   6,299,290   3,090,778  13,757,735   21,158,514
Total shareholders'
 equity................. $ 1,843,470 $19,906,577 $34,424,859  $38,984,661
                         =========== =========== ===========  ===========

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING THE OFFEROR, PARENT AND GENERAL ELECTRIC.

  The Offeror is a newly incorporated Illinois corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at Route 29 North and Route 606, Charlottesville, Virginia 22911.

  Parent, a Delaware corporation, has its principal executive office at Route 29 North and Route 606, Charlottesville, Virginia 22911. Parent is owned by a joint venture between General Electric and FANUC Ltd of Japan. Parent designs, manufactures and sells products, including industrial computers and software, and services required to integrate, manage and control manufacturing, in applications ranging from single machines and individual manufacturing cells to complete production lines.

  General Electric Company, a New York corporation, has its principal executive offices at 3135 Easton Turnpike, Fairfield, Connecticut 06431. General Electric and its consolidated affiliates comprise one of the largest and most diversified industrial corporations in the world. From the time of its incorporation in 1892, General Electric has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Over the years, development and application of related and new technologies have broadened considerably the scope of activities of General Electric and its affiliates. General Electric's products include lamps and other lighting products; major appliances for the home; industrial automation products and components; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear reactors, nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; materials, including plastics, silicones and superabrasive industrial diamonds; and a wide variety of high-technology products, including products used in medical diagnostic applications.

  General Electric also offers a wide variety of services, including product support services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. The National Broadcasting Company, Inc., a wholly-owned subsidiary, is engaged principally in furnishing network television services, in operating television stations, and in providing cable programming and distribution services in the United States, Europe, and Asia. Through another wholly-owned subsidiary, General Electric Capital Services, Inc. ("GECS"), and its two principal subsidiaries, General Electric offers a broad array of financial services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance. Other services offered by GECS include satellite communications furnished by its subsidiary, GE Americom, Inc. General Electric also licenses patents and provides technical services related to products it has developed, but such activities are not material to General Electric.

  Set forth below are certain summary consolidated financial data with respect to General Electric excerpted or derived from financial information contained in General Electric's Annual Report on Form 10-K for the year ended December 31, 1997 and General Electric's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. More comprehensive financial information is included in such reports and other documents filed by General Electric with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                           GENERAL ELECTRIC COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                       NINE MONTHS ENDED
                                   FISCAL YEARS ENDED DECEMBER 31,                       SEPTEMBER 30,
                          ---------------------------------------------------------   ---------------------
                            1993        1994        1995        1996        1997        1997        1998
                          ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                              (AUDITED)                                   (UNAUDITED)
GENERAL ELECTRIC COMPANY
 AND CONSOLIDATED
 AFFILIATES
 Revenues...............  $  55,701   $  60,109   $  70,028   $  79,179   $  90,840   $  64,145   $  71,832
 Earnings from
  continuing
  operations............      4,184       5,915       6,573       7,280       8,203       5,853       6,625
 Earnings (loss) from
  discontinued
  operations............        993      (1,189)        --          --          --          --          --
 Effect of accounting
  change................       (862)        --          --          --          --          --          --
 Net earnings...........      4,315       4,726       6,573       7,280       8,203       5,853       6,625
 Dividends declared.....      2,229       2,546       2,838       3,138       3,535       2,555       2,933
 Earned on average share
  owners' equity........       17.5%       18.1%       23.5%       24.0%       25.0%       24.0%       24.6%
PER SHARE
 Earnings from
  continuing operations-
  basic.................  $    1.22   $    1.73   $    1.95   $    2.20   $    2.50   $    1.79   $    2.03
 Earnings (loss) from
  discontinued
  operations............       0.29       (0.35)        --          --          --          --          --
 Effect of accounting
  change................      (0.25)        --          --          --          --          --          --
 Net earnings-basic.....       1.26        1.38        1.95        2.20        2.50        1.79        2.03
 Net earnings-diluted...       1.25        1.37        1.93        2.16        2.46        1.75        1.99
 Dividends declared.....     0.6525       0.745       0.845        0.95        1.08        0.78        0.90
Total assets of
 continuing operations..    166,413     185,871     228,035     272,402     304,012     285,354     334,575
 Long-term borrowings...     28,194      36,979      51,027      49,246      46,603      47,501      57,436
 Shares outstanding--
  average
  (in thousands)........  3,415,958   3,417,476   3,367,624   3,307,394   3,274,692   3,277,217   3,268,260

  General Electric is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Except as described below, during the past five years, General Electric has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has it been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. In April, 1994, a U.K. subsidiary of General Electric, IGE Medical Systems Limited ("IGEMS") discovered the loss of a radioactive barium source at the Radlett, England facility. The lost source, used to calibrate nuclear camera detectors, emits a very low level of radiation. IGEMS immediately reported the loss as required by the U.K. Radioactive Substances Act. An ensuing investigation, conducted in cooperation with government authorities, failed to locate the source. On July 21, 1994, Her Majesty's Inspectorate of Pollution ("HMIP") charged IGEMS with violating the Radioactive Substances Act by failing to comply with a condition of registration. Such Act provides that a registrant like IGEMS, which "does not comply with a limitation or condition subject to which [it] is so registered ... shall be guilty of [a criminal] offense." Condition 7 of IGEMS' registration states that it "shall so far as is reasonably practicable prevent ... loss of any registered source."

  At the beginning of trial on February 24, 1995, IGEMS entered a guilty plea and agreed to pay of fine of (Pounds)5,000 and assessed costs of (Pounds)5,754. The prosecutor's presentation focused primarily on the 1991 change in internal IGEMS procedures and, in particular, the source logging procedure. The prosecutor complimented IGEMS' investigation and efforts to locate the source and advised the court that IGEMS had no previous violations of the Radioactive Substances Act. He also told the court that the Radlett plant had been highlighted as an exemplary facility to HMIP inspectors as part of their training. In mitigation, IGEMS emphasized the significant infrastructure and expense undertaken by IGEMS to provide security for radiation sources and the significant effort and expense incurred in attempting to locate the missing source.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of General Electric, Parent and the Offeror are set forth in Annex I to this Offer to Purchase. Except as expressly noted in Annex I to this Offer to Purchase, each such executive officer and director is a citizen of the United States of America. During the past five years, none of the executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

  Except as described in this Offer to Purchase, none of the Offeror, Parent, General Electric, or to the best knowledge of the Offeror, Parent or General Electric, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Offeror, Parent, General Electric or, to the best knowledge of the Offeror, Parent or General Electric, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror, Parent or General Electric, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent, General Electric or, to the best knowledge of Parent, the Offeror or General Electric, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

  The Offeror estimates that the total amount of funds required to purchase pursuant to the Offer the Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $116 million. The Offeror currently anticipates obtaining approximately 60% of such funds from Parent with the balance being borrowed from an affiliate of Parent, GE Fanuc Automation Europe, S.A. Parent currently intends to provide the funds to be provided by it from cash on hand. The loan from the affiliate of Parent will be unsecured and on arms-length terms.

  While the foregoing represents the current intention of Parent and the Offeror with respect to the financial arrangements for such funds, such financial arrangements may change depending upon such factors as Parent and the Offeror may deem appropriate.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  From time to time following the Company's initial public offering in March, 1997, the Company has discussed potential business combinations with various third parties.

  In early September, 1998, Nicholas Gihl, Chairman of the Board, President and Chief Executive Officer of the Company, requested that John Ricketson of Michael Blitzer & Associates, Inc. contact representatives of Parent with the intention of exploring strategic alliances beyond an input-output dual licensing agreement that Parent and the Company entered into in August, 1998. Mr. Ricketson spoke with John Kroon, the Vice President--Corporate Planning and Development of Parent, and both agreed that the parties should meet to discuss strategic alternatives.

  In mid-September, 1998, the Company and Parent exchanged mutual non-disclosure agreements for the purpose of furthering discussions. On October 14 and 15, 1998, Mr. Gihl and Peter A. Nicholson, Senior Vice President and Chief Financial Officer of the Company, met at the Charlottesville, Virginia headquarters of Parent with Joseph Hogan, President and Chief Executive Officer of Parent, Mr. Kroon and other representatives of Parent regarding a potential merger of the companies. During these meetings, Mr. Hogan indicated that Parent might have an interest in acquiring the Company.

  On October 16, 1998, the Company informally retained Adams, Harkness & Hill, Inc. to provide financial advice with respect to the potential transaction with Parent. At a meeting of the Company's Board of Directors (the "Company's Board") on October 28, 1998, Adams, Harkness & Hill, Inc. made a presentation on the steps necessary to consider any possible offer by Parent, as well as a detailed analysis of pricing considerations, and the Company's Board voted to formally retain Adams, Harkness & Hill, Inc. as its financial advisor. At this meeting, Mr. Gihl informed the Company's Board that Parent made a preliminary expression of interest regarding a potential purchase of the Company.

  On November 9, 1998, Parent delivered a non-binding indication of interest (the "Indication") to the Company, together with a draft letter of intent. The Indication was not an offer and outlined many significant conditions to the consummation of any transaction between Parent and the Company. The Indication stated that, based on publicly available information, Parent indicated a valuation for the Company of $11.00 per share. Among other things, the Indication proposed that Parent: (i) begin business, legal and accounting due diligence, and (ii) begin to negotiate a mutually satisfactory definitive merger agreement with the Company.

  On November 10, 1998, the Company's Board held a special meeting by conference telephone to discuss the negotiations with Parent. At the meeting, Mr. Gihl described his conversations with representatives of Parent and informed the Company's Board that Parent was willing to pay $11 per share for each of the Company's outstanding Shares, based upon certain assumptions relating to outstanding shares and indebtedness. This meeting was also attended by representatives of Adams, Harkness & Hill, Inc., and the Company's legal advisors. At the conclusion of the meeting, the Company's Board (i) approved the engagement letter between the Company and Adams, Harkness & Hill, Inc. as the Company's financial advisor in connection with any potential transaction, and (ii) instructed Mr. Gihl to continue discussions with Parent. The Company's Board also authorized Adams, Harkness & Hill, Inc. to continue to make inquiries of certain third parties to determine if they had any interest in exploring a potential business combination with the Company.

  On November 13, 1998, the Company's Board held a special meeting by conference telephone to discuss the status of negotiations with Parent and to authorize the Company to enter into a nonsolicitation agreement with Parent. Later that same day, Parent and the Company agreed upon a form of nonsolicitation agreement whereby the Company agreed not to actively solicit offers relating to a sale of its business until December 4, 1998. At this time, the parties agreed to dispense with negotiations of a letter of intent and direct their efforts to the preparation of a mutually satisfactory merger agreement. Following execution of the nonsolicitation agreement, the Company ceased, and directed its representatives to cease, all communications with third parties regarding a potential strategic alliance.

  After the execution of the nonsolicitation agreement, on November 16, 1998, Parent's representatives began an extensive business and legal due diligence review of the Company, which included reviewing non-public information. Such investigation continued until November 21, 1998.

  On Tuesday, November 17, 1998, Parent's counsel delivered to the Company and its representatives an initial draft of the Merger Agreement, Stock Option Agreement and form of Shareholder Agreement. The next day, the Company's Board held a special meeting by conference telephone to discuss the status of negotiations with Parent. Commencing on November 18, 1998, the Company's legal and financial advisors met with Parent's representatives and legal advisors to discuss various issues involving the Merger Agreement and related documents. Negotiations between the parties continued until November 22, 1998.

  On November 20 and November 21, 1998, the Company's Board held special meetings by conference telephone. At these meetings, the Company's management reviewed the status of the negotiations of the Merger Agreement and related documentation. The Company's Board, the Company's management and the Company's advisors also discussed the proposed transaction. On the evening of November 21, 1998, the Company was presented with forms of employment agreements for each of Messrs. Gihl and Nicholson that Parent was requiring be signed at the time of execution of the Merger Agreement and to be effective with the consummation of the Offer.

  In the afternoon of November 22, 1998, after completion of the negotiations over the proposed Merger Agreement and related documentation, the Company's Board held a special meeting by conference telephone to review, with the advice and assistance of the Company's financial and legal advisors, the proposed Merger Agreement and the transaction contemplated thereby, including the Offer and the Merger, and the terms of the employment agreements with Mr. Gihl and Mr. Nicholson. At the meeting, Mr. Gihl described the outcome to the Company's Board of the final negotiations with Parent with respect to the substantive terms of the proposed Merger Agreement. Adams, Harkness & Hill, Inc. delivered its written opinion to the Company's Board to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $11.00 per Share to be received by holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. Following a number of questions from, and discussions among, the directors, the Company's Board (i) approved the Merger Agreement and the transactions contemplated thereby and authorized the execution and delivery thereof, (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its shareholders, and (iii) recommended that the Company's shareholders accept the Offer and tender their Shares to the Offeror. On November 22, 1998, the Board of Directors of Parent and of the Offeror also approved the Merger Agreement and the transactions contemplated thereby.

  Parent, the Offeror, the Company and certain shareholders and employees of the Company, as applicable, executed the Merger Agreement, the Option Agreement, the Shareholder Agreements and the Employment Agreements on November 22, 1998. On November 23, 1998, prior to the opening of trading, the Company announced the transaction and shortly thereafter, Parent separately announced the transaction. On November 30, 1998, the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Parent to acquire control of, and the entire equity interest in, the Company.

  Pursuant to the IBCA and the Articles of Incorporation (the "Charter") of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of two-thirds of all votes entitled to be cast by all shares entitled to vote is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and approved the terms of the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions under the IBCA as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares. If the Offeror acquires, through the Offer or otherwise two-thirds of the combined voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Offeror were to accept for payment

Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company.

  Pursuant to the Merger Agreement, the Company has agreed that, as soon as practicable following the expiration of the Offer, it will duly call, give notice of, convene and hold a meeting of shareholders for the purpose of obtaining the shareholders' approval of the Merger Agreement. Parent has agreed that all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The shareholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror acquires two-thirds of the Shares through the Offer or otherwise, approval of the Merger Agreement can be obtained without the affirmative vote of any other shareholder of the Company.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company will have certain rights under the IBCA to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the shareholder does not vote in favor of the Merger and complies with certain statutory procedures, could lead to a judicial determination of the fair value of the Shares (excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable) required to be paid in cash to such dissenting holders of their Shares. Such value could be less than, equal to, or more than the Offer Price. In addition, such dissenting shareholders may be entitled to receive payment of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Illinois court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

  Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business.

  Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires two-thirds of the Shares, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its Subsidiaries. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares.

13. THE MERGER AGREEMENT; THE SHAREHOLDER AGREEMENTS; THE OPTION AGREEMENTS; AND CERTAIN OTHER AGREEMENTS.

  The following summary of certain provisions of the Merger Agreement, the Shareholder Agreements, the Option Agreements and certain employment agreements between the Company and certain of its officers, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of such agreements.

 The Merger Agreement

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Each of the Company, Parent and the Offeror have agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. Each of the Company, Parent and the Offeror shall, and shall cause its subsidiaries to, use its reasonable best efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by Parent, the Offeror or the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the IBCA, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror and the Company in accordance with the IBCA. At the Effective Time, the Charter and the By-laws of the Company shall be the Charter and By-Laws of the Surviving Corporation, and the directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

  Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by shareholders, if any, who are entitled to and who properly exercise dissenter's rights under the IBCA) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Offer Price. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate, among other things, to its organization, good standing and corporate power; capital structure; authority to enter into the Merger Agreement and the Option Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no violations; filings made by the Company with the Commission under the Securities Act and the Exchange Act (including financial statements included in the documents filed by the Company under these acts); information supplied by the Company; the absence of certain events since March 31, 1998; permits and compliance with laws; tax matters; actions and proceedings; certain agreements; benefit plans and employees and employment practices; compliance with worker safety laws; liabilities; products; certain labor matters; intellectual property matters and Year 2000 compliance; title to assets; state takeover statutes; required votes; accounts receivable; inventories; environmental matters; suppliers and customers; insurance; accuracy of certain information; transactions with affiliates; and brokers.

  The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to: their organization and authority to enter into the Merger Agreement, the Option Agreement and the Shareholder Agreements and to consummate the transactions contemplated thereby; required consents and approvals and no violations; information supplied; operations of the Offeror; brokers; and ownership of Shares.

  Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to the Effective Time, the Company has agreed as to itself and its subsidiaries that, except as otherwise expressly contemplated or permitted by the Merger Agreement or except to the extent Parent shall otherwise consent in writing (such consent, in the case of clauses (f), (g), (i), (j), (n), (o) and (p) below, not to be unreasonably withheld or delayed):

    (a) the Company shall, and shall cause each of its subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it;

    (b) the Company shall not, and shall not permit any of its subsidiaries to, (i) other than dividends paid by wholly-owned subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such,
  (ii) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (c) the Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company stock option plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (i) the issuance of Shares upon the exercise of Company stock options outstanding on the date of the Merger Agreement in accordance with their current terms, (ii) the issuance of Shares in exchange for Class C Taylor Shares, (iii) the issuance of Shares upon exercise of the Priester Warrant, (iv) the issuance of Shares pursuant to the Option Agreement, (v) the issuance of Shares in satisfaction of certain contingent payment obligations, and (vi) the issuance of shares under the Stock Purchase Plan for the purchase period ending November 30, 1998;

    (d) the Company shall not, and shall not permit any of its subsidiaries to, amend its charter or by-laws;

    (e) the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

    (f) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice and sales of assets having an aggregate fair market value of up to $100,000;

    (g) except as otherwise disclosed by the Company to Parent on the date of the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $500,000 and
  (ii) indebtedness, loans, advances, capital contributions and investments between the Company and any of its subsidiaries or between any of such subsidiaries, in each case in the ordinary course of business consistent with past practices;

    (h) the Company shall not, and shall not permit any of its subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any subsidiary;

    (i) except as otherwise disclosed by the Company to Parent on the date of the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan (as defined in the Merger Agreement) or employment or consulting agreement;

    (j) except as otherwise disclosed by the Company to Parent on the date of the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its subsidiaries who are not officers of the Company or any of its subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (k) the Company shall not, and shall not permit any of its subsidiaries to, knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (l) the Company shall not, and shall not permit any of its subsidiaries to, make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

    (m) the Company shall not, and shall not permit any of its subsidiaries to, prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

    (n) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any federal, state, local or foreign income tax dispute in excess of $100,000 or make any tax election;

    (o) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any claims or litigation in excess of $100,000 or commence any litigation or proceedings;

    (p) the Company shall not, and shall not permit any of its subsidiaries to, enter into or amend any agreement or contract (i) having a remaining term in excess of 12 months or (ii) which involves or is expected to involve future payments of $500,000 or more during the term thereof; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $500,000;

    (q) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice or in accordance with their terms; and

    (r) the Company shall not, and shall not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  Certain Covenants Relating to the Business. Pursuant to the Merger Agreement, the Company has agreed to take certain actions relating to outstanding business relationships and stock rights. Prior to the acceptance for payment of any Shares by the Offeror pursuant to the Offer, the Company and Parent will enter into certain product distribution agreements contemplated by the letter agreement dated November 21, 1998 among the Company, Parent and Digital Electronics Corporation ("DEC") and (ii) prior to the Effective Time, the Company will purchase the shares of common stock of Taylor owned by DEC as contemplated by such letter agreement. Prior to the acceptance for payment of any Shares by the Offeror pursuant to the Offer, the Company will (i) obtain the consent of the holders of the Priester Warrant so that after the Company's obtaining such consent the holders thereof will have no right to purchase Shares, (ii) obtain the consent of the other parties to certain contingent payment agreements so that after the Company's obtaining such consent the other parties to such agreements will have no right to receive Shares as payment of any contingent amounts thereunder; and (iii) be the holder of all of the issued and outstanding capital stock of Taylor other than the common stock of Taylor owned by DEC, and there shall be no options, warrants, calls, rights or agreements to which the Company or Taylor is a party, or by which any of them is bound obligating the Company or Taylor to issue, sell, or cause to be issued, delivered or sold, additional shares of capital stock of Taylor or to grant, extend or enter into any such option, warrant, call, right or agreement.

  No Solicitation. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel, the Company and its representatives may, in response to an unsolicited request therefor, and subject to compliance with the Merger Agreement, furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel) and participate in discussions or negotiations with such person. For purposes of the Merger Agreement, "Takeover Proposal" means any proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement and the Option Agreement, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (after consultation with the Company's independent financial advisor) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

  The Merger Agreement provides further that, the Company must advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any person with any information with respect to any Takeover Proposal, the Company is required to advise Parent orally and in writing of such intention not less than 24 hours in advance of providing such information. The Company is further required to keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

  Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent). The Company has also agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

  Stock Based Compensation. Prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to (i) cause each option to purchase Shares that was outstanding as of the date of the Merger Agreement to vest and to be exercisable immediately prior to the purchase of Shares pursuant to the Offer and (ii) cause each option to purchase Shares that is outstanding upon the purchase of Shares pursuant to the Offer to be cancelled as of the purchase of Shares pursuant to the Offer. In consideration of such cancellation, each holder of an option to purchase Shares will be entitled to receive from the Company an amount equal to (A) the product of (1) the number of Shares subject to such option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of Shares subject to such option, minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment. The amounts payable pursuant to the Merger Agreement will be paid as soon as reasonably practicable following the acceptance for payment by the Offeror pursuant to the Offer. The amount payable to any option holder will be reduced to the extent necessary to prevent such payment, together with any other amounts payable to such option holder by the Company, from constituting a "parachute payment," within the meaning of section 280G of the Code.

  Pursuant to the Merger Agreement, the Company will take all actions necessary to ensure that the Purchase Period (as defined in the Stock Purchase Plan) applicable to the options outstanding under the Stock Purchase Plan is shortened so as to have an Exercise Date (as defined in the Stock Purchase
Plan) that occurs before the acceptance for payment by the Offeror of Shares pursuant to the Offer; no new Purchase Period shall begin from and after the date of the Merger Agreement and no holder of an option to purchase Shares under the Stock Purchase Plan is permitted to increase his or her rate of payroll deduction under the Stock Purchase Plan from and after the date of the Merger Agreement.

  The Company has also agreed to take all actions necessary to provide that, effective as of acceptance for payment by the Offeror of Shares pursuant to the Offer, each of the Company's stock option plans and any similar plan or agreement of the Company will be terminated, any rights under any other plan, program, agreement or arrangement to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be terminated, and no holder of an option to purchase Shares will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any stock option.

  Indemnification. Pursuant to the Merger Agreement, Parent and the Offeror agreed that from and after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the IBCA, the Charter or the Company's By-laws for acts or omissions occurring at or prior to the Effective Time.

  Parent has also agreed to cause the Surviving Corporation to provide, for a period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar to the

Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the director's and officer's insurance in excess of the last annual premium paid prior to the date of the Merger Agreement but in such case will purchase as much coverage as possible for such amount.

  Effective at the Effective Time, Parent will guarantee the obligations of the Surviving Corporation under the immediately preceding two paragraphs.

  Board Representation. The Merger Agreement provides that promptly after such time as the Offeror acquires Shares which represent at least the Minimum Condition, the Offeror will be entitled to designate at its option up to that number of directors of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its subsidiaries and the Company shall, at such time cause the Offeror's designees to be so elected by its existing Board of Directors. However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person or persons to fill such vacancy each of whom shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company as of the date of the Merger Agreement shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by each party) prior to the Effective Time of the following conditions: (i) if required by applicable law, the shareholders of the Company shall have approved the Merger Agreement;
(ii) no court or other Governmental Entity (as defined in the Merger Agreement) having jurisdiction over the Company or Parent or any of their respective subsidiaries shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the merger illegal; and (iii) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer.

  The obligations of Parent and the Offeror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions: (i) the Company shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in the Merger Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date, except where the failure to be so true and correct would not have a Material Adverse Effect (as defined in the Merger Agreement) on the Company, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect, (ii) the Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated in the Merger Agreement, the Option Agreement or the Shareholder Agreements, (iii) in obtaining any approval or consent required to consummate any of the transactions contemplated herein, in the Option Agreement or the Shareholder Agreements, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in aggregate would have a Material Adverse Effect on the Company or Parent, and (iv) since the date of the Merger Agreement, there shall have been no Material Adverse Change (as defined in the Merger Agreement) with respect to the Company, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the terms of the Merger Agreement by the shareholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company:
(i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see Section 15) shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer or (y) the Offeror shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 1999 (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party) or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition (e) or (f) described below in Section 15 and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company; (d) by Parent or the Offeror if either Parent or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) described below in Section 15; (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the Board of Directors of the Company determines in its reasonable good faith judgment, after consultation with outside counsel, that failing to terminate the Merger Agreement would constitute a breach of its fiduciary duties under applicable law; provided, that it has complied with the notice and other provisions of the Merger Agreement and it complies with requirements of the Merger Agreement relating to payment of Expenses and the Termination Fee (each as defined below under "Fees and Expenses"); and provided further that the Company may not terminate the Merger Agreement pursuant to this clause (e) unless and until 72 hours have elapsed following the delivery to Parent of a written notice of such determination by the Board of Directors of the Company; (f) by the Company, if
(i) any of the representations or warranties of Parent or the Offeror set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect or (ii) Parent or the Offeror shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or the Offeror to be performed or complied with by it under the Merger Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or the Offeror, as applicable; or (g) by the Company, if the Offer has not been timely commenced. In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall become void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Parent, the Offeror or the Company or their respective officers or directors, other than for liability for any willful breach of a representation or warranty contained in the Merger Agreement or the breach of any covenant contained in the Merger Agreement.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

  The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows: (i) if Parent or the Offeror terminates the Merger Agreement in accordance with the provisions described in clause (d) under "Termination" above, the Company shall pay the Expenses of Parent and a $4 million termination fee (the "Termination Fee") upon demand; (ii) if the Company terminates the Merger Agreement in accordance with the provision described in clause (e) under "Termination" above, the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Parent upon demand; and (iii) if Parent or the Offeror terminates the Merger Agreement under clause (c) under "Termination" above and, at the time of such termination, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Merger Agreement), the Company shall pay the Expenses of Parent, upon demand; in addition, if concurrently therewith or within 12 months after such termination, (A) the Company shall enter into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal or a Takeover Proposal is consummated, involving any party
(1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal. The Merger Agreement provides that Parent will pay, or cause to be paid, in same day funds to the Company, the Expenses of the Company if the Company terminates the Merger Agreement in accordance with the provisions described in clause (f) or (g) under "Termination" above.

  For purposes of the Merger Agreement, "Expenses" means with respect to Parent or the Company, as the case may be, documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or the Company, as the case may be, in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent or the Company, as the case may be; provided that the Expenses of Parent or the Company shall not exceed $1 million.

  Pursuant to the Merger Agreement, the aggregate amount of the Termination Fee and Expenses payable to Parent shall be reduced to an amount not less than zero by subtracting from the aggregate amount otherwise payable to Parent the amount realized or anticipated to be realizable (based on the facts as they exist on the date such aggregate amount shall become due) by Parent under the Option Agreement; provided, that if such aggregate amount shall be so reduced by an amount realizable by Parent and thereafter the Option Agreement shall terminate without receipt by Parent of such amount, then, to the extent Parent is entitled to receive such aggregate amount, an additional payment shall be made to Parent in such amount promptly following such termination.

 The Shareholder Agreements

  Pursuant to the Shareholder Agreements, each Tendering Shareholder has agreed that, (a) such Tendering Shareholder shall vote the Shares held by such Tendering Shareholder in favor of the Merger and the Merger Agreement; (b) such Tendering Shareholder shall vote his Shares against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's charter or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; (c) such Tendering Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, their Shares to any person other than the Offeror or the Offeror's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal; (d) such Tendering Shareholder shall not, and shall not permit any investment banker, attorney or other adviser or representative of such Tendering Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; and (e) so long as the Merger Agreement has not been terminated, the Tendering Shareholder shall tender pursuant to the Offer and not withdraw the Shares owned by such Tendering Shareholders. In addition, those Tendering Shareholders who hold Class C Taylor Shares have agreed to take such action as shall be necessary to request retraction of such Shares and tender the Shares received upon such retraction.

  The Shareholder Agreements terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that the Shareholder Agreements will not terminate until 120 days after termination pursuant to clause (ii) immediately above if
(A) the Merger Agreement is terminated by Parent or the Offeror pursuant to clause (d) of "Termination" above, (B) the Merger Agreement is terminated by the Company pursuant to clause (e) under "Termination" above or (C) unless the Company has terminated the Merger Agreement pursuant to clause (f) or clause
(g) under "Termination" above, prior to the termination, a Takeover Proposal shall have been commenced or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate, a Takeover Proposal (the "Shareholder Agreement Termination Date").

 Option Agreement

  Pursuant to the Option Agreement, the Company has granted Parent an irrevocable option (the "Option") to purchase from time to time the Company Option Shares at a price of $11.00 per share, which may be exercised, in whole or from time to time in part, at any time after the date of the Option Agreement and prior to the termination of the Option. Parent may exercise the Option if neither Parent nor the Offeror shall have breached any of its material obligations under the Merger Agreement and no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect and if one or more of the following events shall have occurred on or after the date of the Option Agreement: (i) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group being referred to hereinafter, singularly or collectively, as a "Person"), acquires or becomes the beneficial owner of 20% or more of the outstanding Shares (other than a person who, as of the date hereof, is the beneficial owner of 20% or more of the outstanding Shares (a "20% Holder")); (ii) any 20% Holder increases his beneficial ownership of Shares by more than 1%; (iii) any group (other than a group which includes or may reasonably be deemed to include Parent or any of its affiliates) is formed which beneficially owns 20% or more of the outstanding Shares; (iv) any Person (other than Parent or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding Shares or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (v) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X as promulgated by the Commission) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (vi) any Person (other than Parent or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of Shares which, together with all Shares beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding Shares; or (vii) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of the Option Agreement, the terms "group" and "beneficial owner" are defined by reference to Section 13(d) of the Exchange Act.

  Parent's obligation to purchase the Company Option Shares following the exercise of the Option, and the Company's obligation to deliver the Company Option Shares, are subject to the conditions that (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Company Option Shares shall be in effect, (ii) the purchase of the Company Option Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and (iii) all applicable waiting periods under the HSR Act, shall have expired or been terminated.

  Prior to the termination of the Option in accordance with the Option Agreement, if a Put Event (as defined below) has occurred, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "Put Right") at a cash purchase price (the "Put Price") equal to the product determined by multiplying (i) the number of Company Option Shares as to which the Option has not yet been exercised by (ii) the Spread (as defined below). As used in the Option Agreement, the term "Put Event" means the occurrence on or after the date hereof of any of the following: (i) any Person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding Shares or (ii) the Company consummates a merger or other business combination involving the Company or a significant subsidiary of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement) and the term "Spread" means the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per Share paid or to be paid within 12 months preceding the date of exercise of the Put Right for any Shares beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding Shares after the date of the Option Agreement or (y) the average of the last reported sales prices quoted on Nasdaq of the Shares during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) $11.00.

  At any time after the termination of the Option and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "Repurchase Right"), all (but not less than all) of the Company Option Shares acquired by Parent pursuant to the Option Agreement and with respect to which Parent then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the last reported sales price quoted on the Nasdaq National Market of Shares during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right.

  In addition, the Option Agreement provides that Parent will have certain registration rights with respect to any Company Option Shares purchased by Parent pursuant to the Option Agreement.

 Employment Agreements

  Concurrently with execution of the Merger Agreement, the Company entered into an Employment Agreement with Mr. Nicholas Gihl, the President and Chief Executive Officer of the Company, and Mr. Peter Nicholson, the Chief Financial Officer of the Company. Such Employment Agreements shall be effective upon the purchase of the Shares pursuant to the Offer. Mr. Gihl's Employment Agreement has a term of three years and automatically renews for successive one year periods unless otherwise terminated. Pursuant to his Employment Agreement, Mr. Gihl's initial annual salary is $260,000 and his minimum bonus is $40,000, to be increased based on achieving Company performance objectives. In addition, Mr. Gihl will receive 5,000 shares of restricted stock of General Electric (subject to the approval of the General Electric Board of Directors). The restriction lapse date for 2,500 of such shares will be the last day for the initial employment term and for the remaining 2,500 shares will be the last day of the fifth year of Mr. Gihl's employment by the Company.

  Mr. Nicholson's Employment Agreement has a term of two years and automatically renews for successive one year periods unless otherwise terminated. Pursuant to his Employment Agreement, Mr. Nicholson's initial annual salary is $175,000 and his minimum bonus is $50,000. In addition, if Mr. Nicholson remains employed by the Company for his initial employment term, he will receive a bonus of $85,000.

  Pursuant to their Employment Agreements, in the event that Mr. Gihl or Mr. Nicholson is terminated for a reason other than cause or terminates his employment for good reason, as set forth in the applicable Employment Agreement, he will receive a payment from the Company in one lump sum of an amount equal to twenty-four times the greater of his monthly salary as of the date of termination or his highest monthly salary during the prior twelve month period, plus two times the bonus paid to him for the fiscal year immediately prior to the date of such termination. In addition, the Company will continue his medical insurance benefits for a period of twelve months or until he is eligible for medical coverage under a plan of a successive employer and will reimburse him for any excise taxes payable under the "excess parachute payment" provisions of the Code.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement through the Effective Time, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of any of its capital stock, other than dividends paid by a wholly owned subsidiary of the Company, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

  Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least two-thirds of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase common stock of the Company, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding upon the expiration of the Offer) ("Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, and any other applicable filing or approval requirement of any nation or region applicable to the purchase of Shares pursuant to the Offer shall have been satisfied, prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Offeror of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Shareholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Offeror any damages that would have a Material Adverse Effect on the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Shareholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a Material Adverse Effect on the Company;

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred any Material Adverse Change (as defined in the Merger Agreement) with respect to the Company;

    (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

    (e) any of the representations and warranties of the Company set forth in the Merger Agreement (other than certain representations and warranties relating to corporate authority and capital structure) shall not be true and correct, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer, except where the failure of such representations, individually or in the aggregate, to be so true and correct would not have a Material Adverse Effect on the Company, and any of the representations and warranties of the Company excluded from the foregoing shall not be true and correct in any material respect in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

    (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or
  (iii) any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions which, in the reasonable judgment of Parent, makes it inadvisable to proceed with the Offer or the Merger;

    (h) the Shareholder Agreements shall not be in full force and effect or any Shareholder (as defined therein) that is a party thereto shall be in material breach thereof or have indicated such Shareholder's intention not to perform such Shareholder's obligations thereunder; or

    (i) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of Parent and the Offeror and may, subject to the terms of the Merger Agreement, be waived by Parent and the Offeror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  U.S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to make such a filing in early December. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger, the sale of the Shares pursuant to the Option Agreement or the agreements set forth in the Shareholder Agreements on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  State Takeover Laws. The Company is incorporated under the laws of the State of Illinois. In general, Section 11.75 of the IBCA ("Section 11.75") prevents an "interested shareholder" (including a person who owns or has the right to acquire 15% or more of the outstanding voting shares of a corporation) from engaging in a "business combination" (defined to include mergers and certain other actions) with an Illinois corporation for a period of three years following the date such person became an interested shareholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer and the Merger. Accordingly, Section 11.75 is inapplicable to the Offer and the Merger.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

  Neither the Offeror nor Parent, nor any officer, director, shareholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  The Offeror has retained Morrow & Co., Inc. as Information Agent and Norwest Bank Minnesota, N.A. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

  The Offeror, Parent and General Electric have filed with the Commission the
Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Orion Merger Corp.

November 30, 1998

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
       AND EXECUTIVE OFFICERS OF GENERAL ELECTRIC, PARENT AND THE OFFEROR

  DIRECTORS AND EXECUTIVE OFFICERS OF GENERAL ELECTRIC. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and Director of General Electric. Unless otherwise indicated, each such person's business address is 3135 Easton Turnpike, Fairfield Connecticut 06431-0001. Each person is a citizen of the United States, except for Mr. Gonzalez, Mr. Fresco and Mr. Malm, who are citizens of Mexico, Italy and Sweden, respectively.

DIRECTORS

                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                     BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                     ----------------            ----------------------------------------------
J.I. Cash, Jr........... Harvard Business School         Professor of Business
                         Baker Library 187               Administration-Graduate
                         Soldiers Field                  School of Business Administration,
                         Boston, MA 02163                Harvard University
S.S. Cathcart........... 222 Wisconsin Avenue            Retired Chairman,
                         Suite 103                       Illinois Tool Works
                         Lake Forest, IL 60045
D.D. Dammerman..........                                 Senior Vice President--Finance,
                                                         General Electric Company
P. Fresco............... Fiat SpA                        Chairman of the Board,
                         Via Nizza 250                   Fiat SpA since 1998;
                         10126 Torino,                   Vice Chairman of the
                         Italy                           Board and Executive Officer,
                                                         General Electric Company
C.X. Gonzalez........... Kimberly-Clark de Mexico,       Chairman of the Board
                         S.A. de C.V.                    and Chief Executive Officer,
                         Jose Luis Lagrange 103,         Kimberly-Clark de Mexico,
                         Tercero Piso                    S.A. de C.V.
                         Colonia Los Morales
                         Mexico, D.F. 11510, Mexico
Andrea Jung............. Avon Products, Inc.             President and
                         1345 Avenue of the Americas     Chief Executive
                         New York, NY 10001              Officer, Avon
                                                         Products, Inc.
G.G. Michelson.......... Federated Department Stores     Former Member of the
                         151 West 34th Street            Board of Directors,
                         New York, NY 10001              Federated Department Stores
E.F. Murphy.............                                 Vice Chairman of the Board and
                                                         Executive Officer
S. Nunn................. King & Spalding                 Partner, King & Spalding since
                         191 Peachtree Street, N.E.      January 1997; prior to that time
                         Atlanta, Georgia 30303          Mr. Nunn was a United States Senator
J.D. Opie...............                                 Vice Chairman of the
                                                         Board and Executive Officer

                                                     PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT AND MATERIAL POSITIONS HELD
NAME                     BUSINESS ADDRESS            DURING PAST FIVE YEARS
----                     ----------------            --------------------------------------
R.S. Penske............. Penske Corporation          Chairman of the Board and
                         13400 Outer Drive, West     President,
                         Detroit, MI 48239-4001      Penske Corporation
F.H.T. Rhodes........... Cornell University          President Emeritus
                         3104 Snee Building          Cornell University
                         Ithaca, NY 14853
A.C. Sigler............. Champion International      Retired Chairman of the
                         Corporation                 Board and CEO and
                         1 Champion Plaza            former Director,
                         Stamford, CT 06921          Champion International Corporation
D.A. Warner III......... J. P. Morgan & Co., Inc.    Chairman of the Board,
                         & Morgan Guaranty Trust Co. President, and Chief
                         60 Wall Street              Executive Officer,
                         New York, NY 10260          J.P. Morgan & Co. Incorporated and
                                                     Morgan Guaranty Trust Company
J.F. Welch, Jr..........                             Chairman of the Board
                                                     and Chief Executive Officer,
                                                     General Electric Company

EXECUTIVE OFFICERS

                                                     PRESENT PRINCIPAL OCCUPATION OR
                                                     EMPLOYMENT AND MATERIAL POSITIONS HELD
NAME                     BUSINESS ADDRESS            DURING PAST FIVE YEARS
----                     ----------------            --------------------------------------
J.F. Welch, Jr..........                             Chairman of the Board and
                                                     Chief Executive Officer
P.D. Ameen..............                             Vice President and Comptroller
J.R. Bunt...............                             Vice President and Treasurer
D.L. Calhoun............                             Senior Vice President--GE Lighting
W.J. Conaty.............                             Senior Vice President--Human Resources
D.M. Cote...............                             Senior Vice President--GE Appliances
D.D. Dammerman..........                             Senior Vice President--Finance
L.S. Edelheit...........                             Senior Vice President--Corporate
                                                     Research and Development
B.W. Heineman, Jr.......                             Senior Vice President--General
                                                     Counsel and Secretary
J.R. Immelt.............                             Senior Vice President--GE Medical
                                                     Systems
G.S. Malm...............                             Senior Vice President--Asia

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                     BUSINESS ADDRESS         MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                     ----------------         ----------------------------------------------
W.J. McNerney, Jr.......                          Senior Vice President--GE Aircraft
                                                  Engines
E.F. Murphy.............                          Vice Chairman of the Board and
                                                  Executive Officer
R.L. Nardelli...........                          Senior Vice President--GE Power
                                                  Systems
R.W. Nelson.............                          Vice President--Corporate Financial
                                                  Planning and Analysis
J.D. Opie...............                          Vice Chairman of the Board
                                                  and Executive Officer
G.M. Reiner.............                          Senior Vice President--Chief
                                                  Information Officer
J.G. Rice...............                          Vice President--GE Transportation
                                                  Systems
G.L. Rogers.............                          Senior Vice President--GE Plastics
L.G. Trotter............                          Senior Vice President--GE Industrial Systems

  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is Route 29 North and Route 606, Charlottesville, Virginia 22911. All persons listed below are citizens of the United States of America, except for Dr. Inaba and Mr. Oyama, who are citizens of Japan, and Mr. Mendes, who is a citizen of Brazil.

DIRECTORS

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                     BUSINESS ADDRESS         MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                     ----------------         ----------------------------------------------
Dr. Eng. Seiuemon        FANUC Ltd.               Chairman and Chief Executive
 Inaba.................. Oshino-Mura              Officer of FANUC Ltd.
                         Iamanashi Prefecture
                         Ogama 401-05, Japan
Lloyd G. Trotter........ General Electric Company Senior Vice President--GE Industrial Systems
                         41 Woodford Avenue
                         Plainville, CT 06062
Joseph M. Hogan.........                          President and Chief Executive Officer of Parent
Robert W. Breihan.......                          Senior Vice President--CNC & PowerMotion(R)
H.V. Mendes.............                          Vice President--Services Business
Shigeaki Oyama..........                          Executive Vice President of Parent.
                                                  Prior to joining Parent in 1997, Mr. Oyama was
                                                  the Senior Executive Vice President of FANUC Ltd.
Larry E. Pearson........                          Senior Vice President--Finance of Parent

EXECUTIVE OFFICERS

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                     BUSINESS ADDRESS         MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                     ----------------         ----------------------------------------------
Joseph M. Hogan.........                          President and Chief Executive Officer
Shigeaki Oyama..........                          Executive Vice President.
                                                  Prior to joining Parent in 1997, Mr. Oyama was
                                                  the Senior Executive Vice President of FANUC Ltd.
Robert W. Breihan.......                          Senior Vice President--CNC & PowerMotion(R)
Larry E. Pearson........                          Senior Vice President--Finance
David A. Friesman.......                          Senior Vice President--Manufacturing. Prior to
                                                  joining Parent in 1995, Mr. Friesman was the
                                                  Operations Manager--Power and RF Components
                                                  for Martin Marrieta Materials Inc.
A.E. Knorr..............                          Senior Vice President--General Counsel
Donald C. Borwhat.......                          Senior Vice President--Human Resources
Vince L. Tullo..........                          Senior Vice President--Controller & I/O Business
L.A. Sollecito..........                          Senior Vice President--CIMPLICITY Business
Dr. John C. Kroon.......                          Vice President--Corporate Planning and Development
H.V. Mendes.............                          Vice President--Services Business
James Berlin............                          Vice President--Product Development

  DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Unless otherwise indicated, each such person's business address is Route 29 North and Route 606, Charlottesville, Virginia 22911. All persons listed below are citizens of the United States of America.

DIRECTORS

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                     BUSINESS ADDRESS         MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                     ----------------         ----------------------------------------------
Joseph M. Hogan.........                          President and Chief Executive Officer of the Offeror
                                                  and Parent
Larry E. Pearson........                          Senior Vice President--Finance of Parent
Dr. John C. Kroon.......                          Vice President--Corporate Planning and
                                                  Development of Parent

EXECUTIVE OFFICERS

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                     BUSINESS ADDRESS         MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                     ----------------         ----------------------------------------------
Joseph M. Hogan.........                          President and Chief Executive Officer
A.E. Knorr..............                          Vice President
Donald R. Ross.......... General Electric Company Vice President
                         41 Woodford Avenue
                         Plainville, CT 06062

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                         NORWEST BANK MINNESOTA, N.A.

By Hand or Overnight Delivery:                  By Mail:


Norwest Bank Minnesota, N.A.                    Norwest Bank Minnesota, N.A.
P.O. Box 64858                                  161 North Concord Exchange
St. Paul, MN 55264-0858                         South St. Paul, MN 55075

Attn: Shareowner Services
                   Facsimile for Eligible Institutions only:
                                (651) 450-4163
             To confirm receipt of Notice of Guaranteed Delivery:
                                (651) 450-4110

  If you require additional information, please call Norwest Bank Minnesota,
                            National Association at
                       (800) 468-9716 or (612) 450-4064

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                           Toll Free: (800) 566-9061
                         Call Collect: (212) 754-8000

                    Banks and Brokerage Firms, please call:
                           Toll Free: (800) 662-5200